Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               10/24/07
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports Third Quarter Earnings
and Declares Cash Dividend of $0.15

Jericho, N.Y., October 24, 2007 - State Bancorp, Inc. (NASDAQ – STBC), parent company of State Bank of Long Island, today reported net income for the third quarter of 2007 of $3.1 million versus $2.4 million a year ago, representing an increase of 29.3%. Diluted earnings per common share were $0.22 in the third quarter of 2007 and $0.20 in the comparable 2006 period.  The increase in third quarter net income in 2007 is primarily attributable to a $1.6 million reduction in operating expenses. Third quarter net income was impacted negatively by a reduction in net interest income resulting from a lower net interest margin in 2007 versus 2006. However, net interest margin improved by seven basis points to 3.89% in the third quarter of 2007 when compared to the second quarter of 2007.  Year-to-date 2007 net income was $5.8 million, or $0.41 per diluted share, compared to $8.1 million or $0.71 per diluted share in 2006.

Third Quarter Performance Highlights

•	Average loans and leases outstanding increased by 5% to $1.0 billion versus the third quarter of 2006;
•
Average core deposits totaled $885 million or 67% of total deposits in the third quarter of 2007 versus $935 million or 65% of total deposits in the third quarter of 2006.  Average demand deposits were $317 million in the third quarter of 2007 versus $321 million a year ago;

•
Non-accrual loans and leases totaled $8 million (0.8% of loans and leases outstanding) at September 30, 2007 versus $3 million (0.3% of loans and leases outstanding) at September 30, 2006 and $9 million (0.9% of loans and leases outstanding) at June 30, 2007;

•	$7 million in Watch List loans ($5 million after write-down), were reclassified as held for sale pending disposition at September 30, 2007;
•	Total operating expenses decreased by $1.6 million or 13.2% to $10.8 million in the third quarter of 2007 versus the third quarter of 2006;

•
Provision for loan and lease losses declined by $136 thousand (17.2%) in the third quarter of 2007 versus the third quarter of 2006. The provision for loan and lease losses increased by $26 thousand (4.1%) versus the second quarter of 2007 and decreased by $921 thousand (58.5%) versus the first quarter of 2007;

•	Net interest margin declined to 3.89% in the third quarter of 2007 from 4.05% in the comparable 2006 period but increased from 3.82% in the second quarter of 2007;
•	Returns on average assets and stockholders’ equity were 0.74% and 11.21%, respectively, in the third quarter of 2007 and 0.58% and 15.22% in 2006, respectively;
•	Tier I leverage capital ratio increased to 7.51% at September 30, 2007 versus 4.48% at September 30, 2006 and 7.06% at June 30, 2007.

    Commenting on the third quarter results, President and CEO, Thomas M. O’Brien stated, “As noted in previous quarters, 2007 remains a transitional time for the Company as we reorganize our management team and implement strategies for future growth and development. This is evidenced by our year to date increase in operating expenses related to our previously disclosed Voluntary Exit Window Program. However, our third quarter performance reflects the initial results of initiatives recently implemented in order to achieve greater efficiency and profitability for the Company. Most unfortunately, the purported shareholder derivative action that commenced in July required the Company to incur an initial legal expense of $500 thousand in the third quarter.  This additional expense somewhat masks a consistent improvement in our core operating efficiency.  We will continue to strengthen our balance sheet and capital position by focusing on our core competencies of delivering high quality banking products and personalized service to small and middle-market businesses, professional service firms, and commercial real estate owners, developers and operators.

    The banking industry remains challenged by economic pressures from the yield curve and most recently, the current subprime mortgage crisis. To date, the impact of this crisis on the Company’s loan portfolio has been minimal since, by policy, we do not engage in subprime lending. The softening of the local real estate market and the associated downward trend in the local economy have thus far impacted the Company’s loan portfolio to a limited extent. The Company’s securities portfolio contains no subprime structured debt, exotic structures or other hard to value instruments.  At September 30, 2007, the market value of the securities portfolio represented 99.8% of book value thereby exhibiting virtually no depreciation.  Additionally the Company’s liquidity remains strong as a result of our stable deposit base, ample borrowing capacity secured by liquid assets and other funding sources.

    We remain fully focused on our strategy of delivering high quality service to our customers, building long term sustainable earnings, and creating value for our shareholders.  Management continues to conduct an orderly review of each business unit and administrative support department to make certain that we are making the best use of our expense budget.”

Earnings Summary for the Quarter Ended September 30, 2007

Net interest income decreased by $336 thousand (down 2.2%) to $14.9 million in the third quarter of 2007 versus 2006 as the result of a 16 basis point decline in the Company’s net interest margin to 3.89% in 2007. Partially offsetting the narrower margin was a 2% increase in average interest-earning assets, primarily loans and leases. Growth in commercial loans, commercial mortgages, and leases resulted in a 5% increase in average loans and leases outstanding to $1.0 billion during the third quarter of 2007 versus 2006.  The average investment portfolio declined by 2% to $517 million in the third quarter, principally due to a decline in government agency securities. Funding the overall growth in average interest-earning assets were increases in other temporary borrowings and stockholders equity of $142 million and $47 million, respectively. Other temporary borrowings consisted primarily of Federal Home Loan Bank overnight and short-term advances which are fully secured by marketable collateral. Average total deposits decreased by $108 million (8%) during the third quarter of 2007 primarily due to reductions in savings deposits and retail CDs. Average core deposit balances (demand, savings, money fund and super NOW deposits) declined by $50 million during the third quarter of 2007 to $885 million at an average cost of 1.91%.

The Company’s fully taxable equivalent (FTE) net interest margin narrowed to 3.89% in the third quarter of 2007 from 4.05% a year ago. This decline resulted from a 34 basis point increase in the Company’s cost of funds, principally due to competitive liability pricing pressure combined with a shift in the funding mix from core deposits to borrowings and CDs. This higher cost of funds was offset somewhat by an 18 basis point increase in the Company’s earning asset yield to a weighted average rate of 7.13% in the third quarter of 2007. The higher asset yield resulted primarily from the impact of higher rates in 2007 and growth in loans and leases from the comparable 2006 period.  However, net interest margin compared to the second quarter of 2007 improved by seven basis points principally as the result of higher asset yields in the Company’s investment portfolio.

    The provision for loan and lease losses decreased by $136 thousand or 17.2% during the third quarter of 2007 versus 2006.

    Non-interest income decreased by $105 thousand or 7.4% in the third quarter of 2007 compared to the 2006 period. The reduction was due to a 20.4% decrease in service charges on deposits, primarily attributable to reductions in deposit-related fees and overdraft charges resulting from a lower level of overdrafts in the third quarter of 2007.

Total operating expenses decreased by $1.6 million or 13.2% to $10.8 million during the third quarter of 2007 when compared to last year. The primary reasons for this decrease were reductions in legal expenses and salaries and other employee benefits of $850 thousand and $663 thousand, respectively.  The reduction in legal expenses is primarily related to the settlement of the Island Mortgage Network (“IMN”) litigation in January 2007. The financial impact of the settlement was recorded by the Company during the fourth quarter of 2006. No IMN-related legal expenses were recorded in the third quarter of 2007. Expenses associated with an appeal of the January 2006 IMN trial verdict are included in the results for 2006 and account for the decrease in legal expenses in the third quarter year-to-year comparison. As reported in the Company’s Form 8-K filing with the SEC on July 24, 2007, the Company is a nominal defendant in a purported shareholder derivative lawsuit brought against certain directors and current and former executive officers. Third quarter 2007 legal expenses include $500 thousand in outside counsel fees relating to this matter. Salaries and other employee benefits decreased by 9.5% in the 2007 third quarter compared to the comparable 2006 period, reflecting in part expense reductions attributable to the previously announced Voluntary Exit Window program, which was completed in the second quarter of 2007. The reduction in salaries and other employee benefits was also impacted by a reserve reduction of $500 thousand in accrued 2007 executive incentive compensation expense, reflecting an anticipated reduction in awards for the 2007 calendar year. Occupancy expenses increased by 12.8% due to higher rental, utility, maintenance and building depreciation costs. Marketing and advertising expenses decreased by 15.8% primarily resulting from a reduction in TV/radio advertising. Credit and collection costs increased by 61.6% due to higher costs associated with loan collection efforts and increased credit report expenses. Other operating expenses increased by 1.9% to $1.5 million during the third quarter of 2007, due in part to the recording in 2006 of a real estate tax refund resulting from a successful certiorari proceeding.

Income tax expense increased by $646 thousand in the third quarter of 2007 versus the comparable period a year ago. The Company’s effective tax rate was 35.1% in the third quarter of 2007 and 30.0% in 2006.

Earnings Summary for the Nine months Ended September 30, 2007

Net income for the first nine months of 2007 was $5.8 million versus $8.1 million in 2006. A 4.1% reduction in net interest income, lower non-interest income and increases in the provision for loan and lease losses and total operating expenses were the primary factors causing the decline in 2007 year-to-date net income.

    The $1.9 million reduction in net interest income was due to a 29 basis point decline in the Company’s net interest margin to 3.80% in 2007. The provision for loan and lease losses increased by $659 thousand in  2007 versus the comparable 2006 period as the result of higher net charge-offs and an increase in non-performing assets in 2007. Non-interest income decreased by 5.2% to $4.1 million, principally due to reductions in deposit service charges and other operating income. Total operating expenses grew by $382 thousand in the first nine months of 2007 compared with 2006. The growth was mainly due to increases in salaries and other employee benefits expenses of $3.7 million, other operating expenses of $439 thousand and occupancy expenses of $340 thousand. The increase in salaries and other employee benefits expenses is primarily attributable to the $3.1 million second quarter charge for the 2007 Voluntary Exit Window program. Substantially offsetting these increases was a reduction of $4.2 million in legal expenses, principally in connection with the IMN litigation. The Company’s effective tax rate was 33.0% and 31.1% in 2007 and 2006, respectively.

Allowance for Loan and Lease Losses

As of September 30, 2007, the Company’s allowance for loan and lease losses amounted to $15 million or 1.45% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.66% at June 30, 2007, 1.67% at December 31, 2006 and 1.78% at September 30, 2006. The reduction in the allowance as a percentage of the total loan and lease portfolio at September 30, 2007 compared with prior periods is primarily due to charge-offs of classified watch list loans and loans that were transferred to loans held for sale in the third quarter of 2007. The allowance as a percentage of non-accrual loans and leases amounted to 191% at September 30, 2007 versus 192% at June 30, 2007 and 754% at December 31, 2006 and 549% at September 30, 2006. The decline in the reserve coverage ratio at September 30, 2007 from September 30, 2006 and December 31, 2006 is due to an increase in non-performing assets resulting primarily from the addition of one commercial loan relationship to non-accrual status in the first quarter of 2007.

Net charge-offs for the third quarter of 2007 and 2006 were $2.4 million and $275 thousand, respectively. As a percentage of average total loans and leases outstanding, these charge-off totals represented 0.96% and 0.11% in 2007 and 2006, respectively. Net charge-offs for the third quarter of 2007 include write-downs of classified watch list loans and loans that were transferred to loans held for sale.  Based upon historical trends, inherent risk in the loan and lease portfolio, and the downward pressures the local economy is currently experiencing, the Company expects to record loan and lease charge-offs in future periods, which management believes has been adequately reserved for in the allowance for loan and lease losses reported at September 30, 2007.

Non-performing Assets

Non-performing assets are defined by the Company as non-accrual loans and leases and other real estate owned (“OREO”). Non-accrual loans and leases totaled $8 million (0.8% of loans and leases outstanding) at September 30, 2007, versus $2 million (0.2% of loans and leases outstanding) at December 31, 2006 and $3 million (0.3% of loans and leases outstanding) at September 30, 2006. The increase in non-accrual loans and leases at September 30, 2007 versus year–end 2006 and September 30, 2006 resulted from the addition of one commercial loan relationship to non-accrual status during the first quarter of 2007. While this long-term relationship had been on the Bank’s internal watch list for deteriorating credit conditions, the borrower abruptly ceased operations at the end of the first quarter of 2007 and subsequently filed for bankruptcy. The Bank is pursuing its secured claims through the bankruptcy court and expects to recover all remaining balance sheet receivables. The Company held no OREO at September 30, 2007, December 31, 2006 or September 30, 2006.

Capital

Total stockholders’ equity was $113 million at September 30, 2007 and $65 million at September 30, 2006. The increase in stockholders’ equity is primarily due to the Company’s sale of 2.25 million shares of its common stock in December 2006, which increased capital by $36 million. The Company currently has outstanding $20 million in trust preferred securities that qualify as Tier I capital. During the first nine months of 2007, the weighted average rate on the Company’s trust preferred securities was 8.53% versus 8.13% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceed all regulatory requirements at September 30, 2007. State Bank of Long Island’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 7.88%, 10.83% and 12.06%, respectively, at September 30, 2007. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

During the first three quarters of 2007, the Company declared two cash dividends on its common stock of   $0.15 per share. The Company also announced in June a change to its cash dividend schedule to a quarterly declaration during the first month of each calendar quarter. Since the Company recorded a net loss in 2005 following the issuance of the IMN jury verdict, the quarterly cash dividend had been on an irregular schedule due to advance approvals required from the New York State Banking Department, the Bank’s primary regulator, for the Bank to pay cash dividends to the Company.  Based on the new dividend schedule, the Board of Directors of the Company declared a cash dividend of $0.15 per share at its October 23, 2007 meeting.  The cash dividend will be paid on December 10, 2007 to stockholders of record on November 16, 2007.

The Company did not repurchase any of its common stock during the first nine months of 2007. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information

State Bancorp, Inc. (NASDAQ: STBC), is the holding company for State Bank of Long Island, the  largest independent commercial bank headquartered on Long Island.  In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing.  The Bank also maintains a lending facility in Jericho. State Bank has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. The Company maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2007 and 2006 (unaudited)

	Three Months		Nine Months
	2007	2006	2007	2006
INTEREST INCOME:
Interest and fees on loans and leases	$20,783,726	$20,012,282	$61,922,130	$57,112,083
Federal funds sold and securities
purchased under agreements to resell	37,670	267,946	2,105,379	2,223,215
Securities held to maturity:
Taxable	-	95,439	80,541	320,752
Securities available for sale:
Taxable	6,258,452	5,758,882	18,125,460	17,360,912
Tax-exempt	130,937	92,069	394,089	384,011
Dividends	29,750	26,611	89,250	64,861
Dividends on Federal Home Loan Bank
and other restricted stock	231,510	18,673	328,164	86,937
Total interest income	27,472,045	26,271,902	83,045,013	77,552,771

INTEREST EXPENSE:
Deposits	9,719,597	10,137,429	32,494,896	28,832,113
Temporary borrowings	2,121,502	172,046	3,911,312	620,538
Subordinated notes	231,185	229,570	691,264	285,552
Junior subordinated debentures	467,192	463,987	1,381,565	1,321,207
Total interest expense	12,539,476	11,003,032	38,479,037	31,059,410

Net interest income	14,932,569	15,268,870	44,565,976	46,493,361
Provision for loan and lease losses	652,500	788,334	2,853,500	2,194,998
Net interest income after provision
for loan and lease losses	14,280,069	14,480,536	41,712,476	44,298,363

NON-INTEREST INCOME:
Service charges on deposit accounts	447,983	563,079	1,586,588	1,817,554
Net security losses	(15,442)	(37,676)	(49,891)	(96,969)
Income from bank owned life insurance	263,606	263,919	823,611	746,544
Other operating income	608,380	619,916	1,731,453	1,850,678
Total non-interest income	1,304,527	1,409,238	4,091,761	4,317,807
Income before operating expenses	15,584,596	15,889,774	45,804,237	48,616,170

OPERATING EXPENSES:
Salaries and other employee benefits	6,294,265	6,957,074	23,881,597	20,147,042
Occupancy	1,404,088	1,244,809	4,045,607	3,705,558
Equipment	282,876	300,171	935,831	907,299
Legal	525,645	1,375,225	1,006,436	5,233,316
Marketing and advertising	290,809	345,275	1,208,706	1,039,861
Credit and collection	250,699	155,168	755,659	528,714
Audit and assessment	279,125	626,897	855,967	1,185,410
Other operating expenses	1,504,253	1,475,990	4,522,923	4,083,581
Total operating expenses	10,831,760	12,480,609	37,212,726	36,830,781

INCOME BEFORE INCOME TAXES	4,752,836	3,409,165	8,591,511	11,785,389
PROVISION FOR INCOME TAXES	1,669,634	1,024,053	2,831,796	3,670,798

NET INCOME	$3,083,202	$2,385,112	$5,759,715	$8,114,591

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2007 and 2006 (unaudited)

	2007	2006
ASSETS:
Cash and due from banks	$53,109,741	$41,645,560
Securities held to maturity (estimated fair value -
$6,363,562 in 2006)	-	6,365,934
Securities available for sale - at estimated fair value	528,634,049	527,243,575
Total securities	528,634,049	533,609,509
Federal Home Loan Bank and other restricted stock	11,788,643	3,283,343
Loans and leases (net of allowance for loan and lease losses
of $14,658,906 in 2007 and $16,916,598 in 2006)	994,418,163	935,799,797
Bank premises and equipment - net	5,929,457	6,131,788
Bank owned life insurance	28,714,627	27,626,479
Net deferred income taxes	23,034,276	38,505,501
Receivable - securities sales	-	5,016,850
Other assets	29,077,959	21,455,502
TOTAL ASSETS	$1,674,706,915	$1,613,074,329

LIABILITIES:
Deposits:
Demand	$328,668,992	$307,021,461
Savings	534,571,206	573,024,614
Time	408,390,353	470,493,701
Total deposits	1,271,630,551	1,350,539,776
Federal funds purchased	9,000,000	6,500,000
Other temporary borrowings	222,038,069	35,566,640
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	-	10,001,152
Accrued legal expenses	1,500,000	78,019,886
Overnight sweep accounts payable, net	-	26,347,800
Other accrued expenses and liabilities	27,287,048	10,784,647
Total Liabilities	1,562,075,668	1,548,379,901

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 14,931,152 shares in 2007
and 12,222,536 shares in 2006; outstanding 13,943,500
shares in 2007 and 11,234,884 shares in 2006	74,655,760	61,112,680
Surplus	85,964,828	58,147,644
Retained deficit	(30,537,167)	(33,835,264)
Treasury stock (987,652 shares in 2007 and 2006)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($530,613) in 2007 and ($2,256,547) in 2006)	(805,748)	(4,084,206)
Total Stockholders' Equity	112,631,247	64,694,428
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,674,706,915	$1,613,074,329

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Nine Months Ended September 30, 2007 and 2006 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Nine Months
	2007	2006	2007	2006
SELECTED AVERAGE BALANCES (1):
Total assets	$1,643,146	$1,629,840	$1,691,598	$1,644,368
Loans and leases - net of unearned income	$1,003,747	$951,922	$999,929	$926,351
Investment securities	$516,884	$529,816	$518,053	$535,254
Deposits	$1,325,628	$1,433,255	$1,431,590	$1,458,141
Stockholders' equity	$109,079	$62,173	$107,717	$59,746

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.74%	0.58%	0.46%	0.66%
Return on average stockholders' equity	11.21%	15.22%	7.15%	18.16%
Net interest margin	3.89%	4.05%	3.80%	4.09%
Operating efficiency ratio	65.66%	73.71%	75.32%	71.44%

CAPITAL RATIOS:
Tier I leverage ratio	7.51%	4.48%	7.51%	4.48%
Tier I risk-based capital ratio	10.31%	6.47%	10.31%	6.47%
Total risk-based capital ratio	12.38%	8.61%	12.38%	8.61%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$7,673	$3,079	$7,673	$3,079
Other real estate owned	-	-	-	-
Total non-performing assets	$7,673	$3,079	$7,673	$3,079
Non-accrual loans and leases/total loans
and leases	0.76%	0.32%	0.76%	0.32%
Allowance for loan and lease losses/non-
accrual loans and leases	191.05%	549.42%	191.05%	549.42%
Allowance for loan and lease losses/total
loans and leases	1.45%	1.78%	1.45%	1.78%
Net charge-offs	$2,430	$275	$4,607	$995
Net charge-offs (annualized)/average
loans and leases	0.96%	0.11%	0.62%	0.14%

COMMON SHARE DATA:
Average common shares outstanding (2)	13,820,383	11,190,828	13,688,170	11,133,770
Period-end common shares outstanding	13,943,500	11,234,884	13,943,500	11,234,884
Basic earnings per common share	$0.22	$0.21	$0.42	$0.73
Diluted earnings per common share	$0.22	$0.20	$0.41	$0.71
Book value per share	$8.08	$5.76	$8.08	$5.76
Cash dividends per share	$0.15	$0.15	$0.30	$0.30

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$516,884	$6,455	4.95%	529,816	$6,003	4.50%
Federal Home Loan Bank and other restricted stock	8,494	231	10.79	1,794	19	4.20
Federal funds sold	2	-	-	18,891	248	5.21
Securities purchased under agreements
to resell	2,989	37	4.91	1,522	20	5.21
Interest-bearing deposits	1,370	17	4.92	1,318	16	4.82
Loans and leases (3)	1,003,747	20,816	8.23	951,922	20,046	8.35
Total interest-earning assets	1,533,486	$27,556	7.13%	1,505,263	$26,352	6.95%
Non-interest-earning assets	109,660			124,577
Total Assets	$1,643,146			$1,629,840

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$567,816	$4,270	2.98%	$613,572	$4,175	2.70%
Time deposits	440,431	5,450	4.91	498,208	5,962	4.75
Total savings and time deposits	1,008,247	9,720	3.82	1,111,780	10,137	3.62
Federal funds purchased	10,318	140	5.38	3,386	47	5.51
Other temporary borrowings	148,826	1,981	5.28	6,966	125	7.12
Subordinated notes	10,000	231	9.16	10,000	230	9.13
Junior subordinated debentures	20,620	467	8.99	20,620	464	8.93
Total interest-bearing liabilities	1,198,011	$12,539	4.15%	1,152,752	$11,003	3.79%
Demand deposits	317,381			321,475
Other liabilities	18,675			93,440
Total Liabilities	1,534,067			1,567,667
Stockholders' Equity	109,079			62,173
Total Liabilities and Stockholders' Equity	$1,643,146			$1,629,840
Net interest income/margin		$15,017	3.89%		$15,349	4.05%
Less tax-equivalent basis adjustment		(84)			(80)
Net interest income		$14,933			$15,269

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $52 and $47 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $32 and $33 in 2007 and 2006, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$518,053	$18,797	4.85%	$535,254	$18,251	4.56%
Federal Home Loan Bank and other restricted stock	5,793	328	7.57	2,122	87	5.48
Federal funds sold	8,203	319	5.20	15,724	588	5.00
Securities purchased under agreements
to resell	45,110	1,786	5.29	46,778	1,635	4.67
Interest-bearing deposits	1,446	53	4.90	1,096	39	4.76
Loans and leases (3)	999,929	62,015	8.29	926,351	57,216	8.26
Total interest-earning assets	1,578,534	$83,298	7.06%	1,527,325	$77,816	6.81%
Non-interest-earning assets	113,064			117,043
Total Assets	$1,691,598			$1,644,368

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$610,143	$13,871	3.04%	$659,720	$12,925	2.62%
Time deposits	503,215	18,624	4.95	473,294	15,907	4.49
Total savings and time deposits	1,113,358	32,495	3.90	1,133,014	28,832	3.40
Federal funds purchased	7,323	299	5.46	3,740	139	4.97
Other temporary borrowings	89,509	3,612	5.40	12,088	481	5.32
Subordinated notes	10,000	691	9.24	4,212	286	9.08
Junior subordinated debentures	20,620	1,382	8.96	20,620	1,321	8.57
Total interest-bearing liabilities	1,240,810	$38,479	4.15%	1,173,674	$31,059	3.54%
Demand deposits	318,232			325,127
Other liabilities	24,839			85,821
Total Liabilities	1,583,881			1,584,622
Stockholders' Equity	107,717			59,746
Total Liabilities and Stockholders' Equity	$1,691,598			$1,644,368
Net interest income/margin		$44,819	3.80%		$46,757	4.09%
Less tax-equivalent basis adjustment		(253)			(264)
Net interest income		$44,566			$46,493

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $160 in 2007 and 2006.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $93 and $104 in 2007 and 2006, respectively.